Exhibit 10.1

TERMINATION AGREEMENT

AND RELEASE OF ALL CLAIMS

In consideration of the severance benefits set forth in Section 2.1 of the Anadarko Petroleum Corporation Officer Severance Plan (“Plan”) and Section 3 below, this Termination Agreement and Release of All Claims (“Agreement”) is made and entered into by {EMPLOYEE} (“Employee”) and Anadarko Petroleum Corporation (“Anadarko” or the “Company”).

By signing this Agreement, Employee and the Company agree as follows:

1.	Purpose. The purpose of this Agreement is to provide for the orderly termination of the employment relationship between the parties, and to voluntarily resolve any actual or potential disputes or claims that Employee has or might have, as of the date of Employee’s execution of this Agreement, against Anadarko, its successors and assigns, its past and present affiliated and subsidiary companies (including but not limited to Kerr-McGee Corporation, Western Gas Resources, Inc., and all of their subsidiaries and affiliates), its and their past and present directors, officers, employees, representatives, agents and benefit plans and programs (and the trustees, administrators, fiduciaries and insurers of such plans or programs) and any other persons acting by, through, under, or in concert with any of the persons or entities listed above (collectively, the “Released Parties”). Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract.

2.	Resignation/Termination. Effective on {DATE OF TERMINATION} (the “Termination Date”), Employee’s employment with the Company shall terminate and Employee will no longer be employed by the Company or any other Released Party. To the extent that this Agreement is presented to Employee prior to the Termination Date, Employee shall continue to perform such duties as determined by the Company and shall assist in the transition of the Employee’s duties until the Termination Date.

3.	Termination Benefits. In consideration for Employee’s timely execution (and non-revocation) of this Agreement and Employee’s continued compliance with the terms of this Agreement, the Company shall provide Employee with the following benefits (the “Termination Benefits”) under the Plan, which benefits Employee would not otherwise have received, or been entitled to receive, other than those benefits that are required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or such other laws that cannot be waived (the Compensation and Benefits Committee in its sole discretion may approve and determine any or all of the following italicized items):

a)	Payment of separation benefits equal to (two times annual base salary plus one year’s target bonus under the Annual Incentive Program (“AIP)), less applicable taxes, which will be paid on or after, but not later than 20 days following, the end of the revocation period as provided in Section 10 of this Agreement.

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b)	(pro-rated bonus under the AIP for the year of termination, payable at the end of the performance period, based on actual Company performance as certified by the Compensation and Benefits Committee); and

c)	If Employee timely elects to be covered by COBRA, Employee’s rates for such COBRA coverage shall be at active employee rates, as defined by the applicable health plan, for the first six months of COBRA coverage.

All Company perquisites shall cease upon the Termination Date, except that (i) Company provided personal excess liability insurance shall conclude at the end of {YEAR OF TERMINATION}; (ii) the Company shall reimburse Employee for estate planning expenses incurred by Employee up through the Termination Date under the Company’s perquisite program for Company officers, and (iii) if Employee was utilizing the services of The Ayco Company, such services shall conclude on December 31, {YEAR OF TERMINATION}. All payments hereunder shall be net of applicable federal, state and local taxes as required by law.

4.	Waiver of Additional Compensation or Benefits. The Termination Benefits to be provided to Employee under Section 3 above constitute the entire amount of compensation and consideration due to Employee under this Agreement, and Employee acknowledges that he or she has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under this Agreement. Furthermore, in addition to any other waiver or release under this Agreement, Employee hereby expressly waives all rights, and fully releases the Released Parties from all obligations, under any plan or program offered by or on behalf of the Company or any other Released Party that provides for the payment of benefits or compensation resulting from Employee’s termination of employment (“Other Plans”). Notwithstanding the above provisions of this Section 4, the Company shall pay the Termination Benefits only if such payment would not be considered to be an impermissible acceleration of benefits under any such Other Plan as determined under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). In the event that the payment of the Termination Benefits would constitute an impermissible acceleration of benefits under such Other Plan pursuant to Code Section 409A, then the portion of the Termination Benefits that is equal to the benefits payable under such Other Plan shall be payable in the same form and at the time specified in such Other Plan, and any excess amount shall be paid in accordance with Section 3.

Notwithstanding the foregoing paragraph and Section 8, this Agreement does not replace or reduce any rights that Employee has with respect to any vested and accrued benefits in a benefit plan governed by the Employee Retirement Income Security Act (“ERISA”) or a nonqualified deferred compensation or benefit restoration plan sponsored by the Company or one of its subsidiaries or affiliates; any accrued and vested benefits, if any, under the Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan, as amended, the Anadarko Petroleum Corporation 2008 Omnibus Incentive Compensation Plan, or the Anadarko Petroleum Corporation 1999 Stock Incentive Plan including but not necessarily limited to outstanding awards of stock options, restricted stock units, and performance units; any indemnification rights or liability insurance coverage to which Employee is entitled or

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otherwise covered, including pursuant to such Employee’s Director and Officer Indemnification Agreement with the Company, if applicable; any vested publicly traded stock or stock options that Employee holds in Anadarko (i.e., NYSE trading symbol “APC”) or its affiliates (i.e., NYSE trading symbols “WES” and “WGP”); any foreign tax equalization obligation that Anadarko might owe to Employee through an express, written agreement between Employee and Anadarko; or any claim that is prohibited from being waived by applicable law.

5.	Tax Consequences. The Company has made no representations to Employee regarding the tax consequences of any Termination Benefit received by Employee under this Agreement. The Plan and this Agreement are not intended to provide for the payment of any nonqualified deferred compensation that is subject to Section 409A of the Code. However, to the extent that any benefit or payment under the Plan or this Agreement is determined by the Plan Administrator under the Plan to be nonqualified deferred compensation that is subject to Section 409A of the Code, the Plan and this Agreement are intended to comply with Section 409A of the Code, including the authoritative guidance thereunder, and shall be interpreted accordingly.

Employee understands, acknowledges, and agrees that the Company cannot and does not provide tax advice to Employee. Any tax-related information that has been provided, or will be provided, to Employee is solely for informational purposes and should not be relied upon by Employee. Employee is strongly advised to retain a competent and qualified tax advisor to advise Employee on the tax consequences associated with Employee’s termination of employment and all tax issues associated with Employee’s receipt of compensation and benefits from the Company.

6.	Post-Termination Obligations

a.	Non-Disclosure

Employee certified at least annually that Employee would adhere to the Anadarko Code of Business Conduct and Ethics, which includes a post-termination of employment obligation to not disclose or utilize confidential information of Anadarko. Further, as an officer of Anadarko, the law implied upon Employee a duty to safeguard and protect the confidential information of Anadarko. Employee acknowledges and agrees that these obligations continue after Employee’s departure from Anadarko and that, from and after the Termination Date, Employee shall not utilize Anadarko confidential information for Employee’s own benefit or the benefit of others (other than Anadarko), and Employee shall not disclose Anadarko confidential information to any other person or entity (other than Anadarko). This Subsection 6(a) is subject to Section 16.

b.	Non-Disparagement

Employee agrees that, from and after the Termination Date, Employee shall make no disparaging remarks regarding Anadarko or any other Released Party. This Subsection 6(b) is subject to Section 16.

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c.	Non-Solicitation

During the 12-month period commencing on the Termination Date, Employee shall not, directly or indirectly, solicit, or otherwise attempt to induce, any employee of Anadarko or any of its affiliates to terminate his or her employment with Anadarko or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Anadarko.

d.	Confidentiality

Employee agrees to keep the terms and conditions of this Agreement that are not publicly disclosed in an SEC Form 8-K filing, strictly confidential and to disclose these matters to no one. However, Employee may disclose these confidential terms in confidence to Employee’s spouse, if applicable, or to a tax advisor, attorney, or financial advisor if necessary for the preparation of a tax return or receipt of advice relating to taxation or personal financial matters. Employee shall ensure that Employee’s spouse or advisor keeps the existence and terms of this Agreement strictly confidential. This Subsection 6(d) is subject to Section 16.

e.	Enforcement

Should Employee violate any obligations in this Section, Employee acknowledges and agrees that Employee will not be entitled to any of the consideration set forth in Section 3 of this Agreement and shall be obligated to return to Anadarko any amount of consideration Anadarko paid to, or on behalf of, Employee pursuant to Section 3. Notwithstanding the foregoing, Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Section 6 by Employee, and Anadarko shall be entitled to enforce the provisions of this Section 6 by seeking specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 6 but shall be in addition to all remedies, legal or equitable, that might be available to Anadarko under any applicable law.

f.	Reasonableness of Restrictions

Employee acknowledges and agrees that the scope and duration of the restrictions and limitations described in this Agreement are reasonable in all respects and necessary to protect the legitimate business interests of Anadarko. The parties acknowledge and agree that Employee was provided with confidential information belonging and relating to Anadarko during the course of Employee’s employment relationship with Anadarko and that the restrictions contained herein are necessary for Anadarko’s protection of its goodwill and confidential information.

If Employee has any questions regarding the obligations contained in this Section 6, Employee should promptly contact the Anadarko General Counsel for clarification.

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7.	Employee Representations. Employee expressly acknowledges and represents, and intends for the Company to rely upon his or her representations that he or she:

(1)	Has not filed any complaints, claims or actions against any Released Party with any court, agency, or commission regarding the matters encompassed by this Agreement and that he or she will not do so at any time in the future, and that if any court or agency assumes jurisdiction of any complaint, claim or action against any Released Party on behalf of Employee, he will direct that court or agency to withdraw from or dismiss with prejudice the matter. The provisions of this Section 7(1) are subject to the provisions of Section 4 and Section 15.

(2)	Has not assigned, sold, delivered, transferred or conveyed any claims or rights that are released in this Agreement.

(3)	Has been paid in full for all work performed for Anadarko (subject to receipt of Employee’s final pay for work up through the Termination Date), has been provided all leaves (paid or unpaid) to which Employee was entitled during Employee’s employment with Anadarko (subject to payment for unused PTO existing as of the Termination Date and payment of partial PTO for the year following termination of employment under Company policy for retirees), and has not incurred any work-related injuries which Employee has failed to report to Anadarko in compliance with applicable policy.

(4)	Understands that he or she is, by entering into this Agreement, releasing the Released Parties, including the Company, from any and all claims he or she may have against them under federal, state, or local laws, which have arisen on or before the date of execution of this Agreement.

(5)	Understands that he or she is, by entering into this Agreement, waiving all claims that he or she may have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act (“OWBPA”) (i.e., 29 USC § 621 et seq.) (the “ADEA”), which have arisen on or before the date of execution of this Agreement.

(6)	Has reviewed all aspects of this Agreement, and has carefully read and fully understands all of the provisions and effects of this Agreement.

(7)	Has been, and is hereby, advised in writing to consult with an attorney before signing this Agreement.

(8)	Is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon his or her own judgment and, if applicable, the advice of his or her attorney in entering into this Agreement.

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(9)	Is not relying upon any representations, promises, predictions, projections, or statements made by or on behalf of any Released Party, other than those that are specifically stated in this written Agreement.

(10)	Does not waive rights or claims that may arise after the date this Agreement is signed.

(11)	Will receive payment of consideration beyond that which Employee was entitled to receive before entering into this Agreement.

8.	Release. Subject to Section 4 and Section 15, Employee, on behalf of himself or herself, and his or her heirs, executors, administrators, successors and assigns (collectively, the “Releasing Parties”), hereby fully and forever releases, acquits and discharges the Released Parties, jointly and severally, from all claims, demands, actions, lawsuits, grievances, and obligations of any nature whatsoever that the Releasing Parties have or might have against the Released Parties, or that might be assigned by the Releasing Parties, as of the date that this Agreement is executed by Employee. Employee acknowledges, understands and represents that this release specifically includes, but is not limited to, all claims: (a) arising under any federal, state, or local employment law, regulation, executive order, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act; the Americans With Disabilities Act of 1990, as amended; ERISA; the Family and Medical Leave Act; (b) arising under any other federal, state or local law including any human rights law (c) arising under or concerning any alleged contract or agreement; (d) for any alleged tort; and (e) under any equitable or other theory or recovery.

9.	Twenty-One Days to Consider Offer of Termination Benefits. Employee shall have, and by signing this Agreement Employee acknowledges and represents that, he or she has had the opportunity to take up to twenty-one (21) days from the date Employee received this Agreement to consider whether to sign this Agreement, and to thereby waive and release the rights and claims addressed in this Agreement. Although Employee may sign this Agreement prior to the end of the 21-day period, Employee may not sign this Agreement before Employee’s Termination Date. In addition, if Employee signs this Agreement prior to the end of the 21-day period, Employee shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the 21-day period of time is knowing and voluntary and was not induced by the Company through: (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period; or (b) an offer to provide different terms or benefits in exchange for signing the release prior to the expiration of the 21-day period. To accept this Agreement, Employee must return the signed, dated, and properly initialed Agreement to Julia A. Struble, Vice President, Human Resources on or after the Termination Date and by no later than 21 days after Employee receives this Agreement.

10.	Seven Day Revocation Period. Employee may revoke this Agreement at any time within seven (7) days after he or she signs it. To revoke this Agreement, Employee must deliver

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written notification of such revocation to the attention of , Vice President of Human Resources, within seven (7) days after the date Employee signs this Agreement. Employee further understands that if he or she does not revoke this Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable.

11.	Arbitration. The parties agree that any disputes between Employee and Released Parties, including without limitation any claims not otherwise released in Section 8 shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules. The Parties understand that they forego any right to have a jury trial on any claims or disputes between them, which shall be finally and conclusively resolved by binding arbitration, rather than in the court system. The Parties further agree that all disputes shall be arbitrated on an individual basis, and they forego and waive any right to arbitrate any dispute as a class action or collective action or on consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated or to participate as a class member in such a proceeding. For the avoidance of doubt, this Section does not preclude Employee from filing a charge or complaint with a federal, state or other governmental administrative agency. Claims shall be heard by a single arbitrator. Judgment on the award rendered by the arbitrator may be entered in any federal court having jurisdiction thereof. Anadarko shall pay the AAA’s administrative fees and the arbitrator’s fees and expenses. This Section shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

12.	Cooperation. Following the Termination Date, Employee agrees to reasonably cooperate with Anadarko, Anadarko’s subsidiaries and affiliates, and any of their authorized representatives regarding the investigation and/or defense of any legal matter or lawsuit that exists as of the Termination Date or might subsequently arise where Employee holds information relevant to the matter.

13.	Return of Property. As of the Termination Date, Employee certifies that Employee has returned to Anadarko all property of Anadarko including but not limited to computer equipment, keys, badges, and originals and copies of paper and electronic files and records of Anadarko, and Employee further certifies that Employee has not maintained a copy of any such Anadarko files and/or records in any form.

14.	Entire Agreement. This Agreement sets forth the entire agreement of Employee and the Company, and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and Employee pertaining to the subject matter of this Agreement.

15.	Miscellaneous. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

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It is further understood and agreed that if a violation of any term of this Agreement is asserted, the party who asserts such violation will have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law, including but not limited to, damages from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorney’s fees. This provision is subject to the following paragraph.

Notwithstanding any provision in this Agreement, nothing in this Agreement affects the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (“EEOC”) to enforce the ADEA or the OWBPA or any other law under the jurisdiction of the EEOC. This Agreement may not be used to justify interfering with a protected right of an employee to file a charge under the ADEA, from participating in an investigation or proceeding conducted by the EEOC, from challenging the validity of this Agreement under the ADEA, the OWBPA or any other law under the jurisdiction of the EEOC, or from communicating with any governmental agency. Employee understands and agrees that if Employee or someone acting on Employee’s behalf files or causes to be filed, any such claim, charge, complaint, or action against Anadarko or any other Released Party, Employee expressly waives any right to recover any damages or other relief, whatsoever, from Anadarko or any other Released Party, including costs and attorneys’ fees, except where such a waiver of individual relief is prohibited by law. This Agreement does not limit Employee’s right to receive an award for information provided to any governmental agency.

16.	Disclosures. Nothing in this Agreement will prevent Employee from making disparaging remarks, disclosing this Agreement, or disclosing Company confidential and proprietary information when compelled to do so by law or when such communications are intended to comply with any federal or state whistleblower statute including, but not limited to, information provided in a manner described in Section 21F(h)(1)(A) of the Securities Exchange Act of 1934, as amended, 15 U.S.C. 78u-6(h)(1)(A).

17.	Headings. The headings of sections in the Agreement have been included solely for organizational purposes and are not to be utilized in interpreting this Agreement.

18.	Choice of Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Texas without regard to principles of conflict of laws.

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ANADARKO PETROLEUM CORPORATION

By:

Dated this day of , 20
EMPLOYEE

By:

Dated this day of , 20

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